Exhibit 10(ii)
EXECUTION COPY
AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of March [12], 2010
          AMENDMENT NO. 2 TO THE AMENDED AND RESTATED CREDIT AGREEMENT among STANLEY BLACK & DECKER, INC. (formerly known as The Stanley Works), a Connecticut corporation (the “Borrower”), the Lenders executing this Amendment on the signature pages hereto and Citibank, N.A., as agent (the “Agent”) for the Lenders.
          PRELIMINARY STATEMENTS:
          (1) The Borrower, the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and the Agent have entered into an Amended and Restated Credit Agreement dated as of February 27, 2008, and Amendment No. 1 thereto dated as of February 17, 2009 (such Credit Agreement, as so amended, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
          (2) The Borrower and the Required Lenders have agreed to further amend the Credit Agreement as hereinafter set forth.
          SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:
     (a) The definitions of “Applicable Facility Fee Rate”, “Base Rate”, “EBITDA”, “Interest Coverage Ratio” and “Interest Expense” in Section 1.01 are amended in full to read as follows:
     “Applicable Facility Fee Rate” means, on any date, a rate per annum equal to (i) 0.150% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor’s, A1 or higher by Moody’s, or A+ or higher by Fitch, (ii) 0.200% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor’s, A2 or higher by Moody’s, or A or higher by Fitch, (iii) 0.250% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s, A3 or higher by Moody’s, or A- or higher by Fitch, (iv) 0.300% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and (v) 0.375% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency); provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Facility Fee Rate” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.
     “Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest announced publicly by the Reference Bank in New York, New York, from time to time, as its base rate;
     (b) 1/2 of one percent per annum above the Federal Funds Rate; and
     (c) the rate equal to the Eurocurrency Rate for a Dollar denominated Advance having an Interest Period of one month determined for each day that a Base Rate Loan is outstanding (and in respect of any day that is not a Banking Day, such rate as in effect on the immediately preceding Banking Day) plus 1.00% per annum.
     “EBITDA” means, for any period, the sum (without duplication) for the Company and its Consolidated Subsidiaries on a consolidated basis of the following: (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period. Notwithstanding the foregoing, (1) in calculating EBITDA for any period that includes one or more Restructuring Periods, EBITDA shall be increased by an amount equal to the Applicable Restructuring Charges for any such Restructuring Periods, (2) in calculating EBITDA for any period, any impairment charges or asset write-offs, in each case pursuant to Financial Accounting Standards Board’s Staff Position Accounting Principles Board Opinion No. 144 (“Accounting for the Impairment or Disposal of Long-Lived Assets (Issued 8/01)”), shall be excluded, (3) in calculating EBITDA for any period, non-cash charges arising from purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the write-up of assets or application of purchase accounting in relation to any consummated acquisition or the amortization, depreciation, or write-off of any amounts thereof, net of taxes, shall be excluded, and (4) in calculating EBITDA for any period, charges associated with stock-based compensation shall be excluded. For the purpose of calculating EBITDA for any period following the acquisition of The Black & Decker Corporation, EBITDA for such period shall be calculated after giving pro forma effect to such acquisition as if such acquisition occurred on the first day of such period.
     “Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.
     “Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest reported in respect of such period on the Indebtedness of the Company and its Consolidated Subsidiaries on a consolidated basis, including, without limitation, the interest portion of payments under Capital Lease obligations and any capitalized interest but excluding imputed (non-cash) interest expense in respect of convertible bonds issued by the Company or any of its Consolidated Subsidiaries as calculated in accordance with the Financial Accounting Standards Board’s Staff Position Accounting Principles Board Opinion No. 14-1 (“Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)”), minus (i) interest income of the Company and its Consolidated Subsidiaries on a consolidated basis reported in respect of such period, (ii) interest on deferred compensation reported in respect of such period, and (iii) any income/expense in respect of such period associated with spot-to-forward differences or points on foreign currency trades that are included in interest income/expense as a result of Statement of Financial Accounting Standards No. 133, as amended and interpreted. For the purpose of calculating Interest Expense for any period following the acquisition of The Black & Decker Corporation, Interest Expense for such period shall be calculated after giving pro forma effect to such acquisition as if such acquisition occurred on the first day of such period.
     (b) The definition of “Applicable Eurocurrency Margin” in Section 1.01 is amended by (i) deleting the figure “0.75%” and replacing it with “the Floor” in both places such figure appears and (i) deleting the figure “2.50%” and replacing it with “the Cap” in the three places such figure appears.
     (c) Section 1.01 is further amended by adding the following definitions in the appropriate alphabetical order:
     “Applicable Base Rate Margin” means, on any day, a rate per annum equal to the higher of (a) the Applicable Eurocurrency Margin for such day minus 1.00% and (b) 0.00%.
     “Applicable Restructuring Charge” means
     (a) for any Restructuring Period falling in the Company’s fiscal year 2009, the restructuring charges reported in the Company’s SEC Filings for such fiscal quarter; provided that the sum of the Applicable Restructuring Charges for all of the Restructuring Periods in the Company’s fiscal year 2009 will not exceed $50,000,000 in the aggregate; and
     (b) for any Restructuring Period falling in the Company’s fiscal year 2010, 2011, 2012, or 2013, amounts relating to one or more of the following: (i) restructuring charges, including, without limitation, the effect of reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses, store closure, office closure, plant closure, facility consolidations, downsizing, shutdown costs (including future lease commitments and contract termination costs with respect thereto), curtailments or modifications to pension and post-retirement employee benefit plans, retention, severance, system establishment costs, and acquisition integration costs; (ii) change of control payments and transaction fees; (iii) performance-based bonus payments to Nolan Archibald; (iv) all expenses and charges related to any stock based compensation; (v) non-cash inventory step-up charges; and (vi) liabilities under Section 280G of the Internal

Revenue Code and gross-ups related thereto; provided that the sum of the Applicable Restructuring Charges for all of the Restructuring Periods in the Company’s fiscal years 2010, 2011, 2012, and 2013 will not exceed $1,200,000,000 in the aggregate, of which not more than $900,000,000 is cash.
     “Cap” means, on any date, a rate per annum equal to (i) 2.500% if on such date the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and (ii) 3.000% if on such date clause (i) is inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency); provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Cap” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.
     “Floor” means, on any date, a rate per annum equal to (i) 0.750% if on such date the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s, A3 or higher by Moody’s, or A- or higher by Fitch, (ii) 1.000% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and (iii) 1.500% if on such date clauses (i) and (ii) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency); provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Floor” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.
     “Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantor.
     “Restructuring Period” means (a) if the Company reports taking any restructuring charges during any quarter of its fiscal year 2009 in the Company’s Exchange Act disclosure documents filed with the Securities and Exchange Commission on Forms 8K, 10K or 10Q (or their equivalents) (the Company’s “SEC Filings”), each such fiscal quarter of the Company during its fiscal year 2009, and (b) each fiscal quarter of the Company during fiscal years 2010, 2011, 2012, and 2013.
     “SEC Filings” has the meaning provided in the definition of “Restructuring Period”.
     “Subsidiary Guarantor” means The Black & Decker Corporation, a Maryland corporation.

     “Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantor, in form and substance reasonably satisfactory to the Administrative Agent, delivered to the Administrative Agent on or about the date that the Company acquires the Subsidiary Guarantor.
     (d) Section 2.05(a) is amended by inserting immediately after the phrase “Base Rate in effect from time to time” the phrase “plus the Applicable Base Rate Margin”.
     (e) Section 3.02(i)(x) is amended by inserting immediately after the parenthetical phrase “(other than the Excluded Representation”) the phrase “and in Section 7 of the Subsidiary Guaranty”.
     (f) Section 5.02(a)(ix) is amended in full to read as follows:
     (ix) Liens on (A) any property existing at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property so purchased and (B) any property of The Black & Decker Corporation existing at the time of acquisition;
     (g) Section 6.01(b) is amended by deleting the word “Borrower” and replacing it with “Loan Party” in both places such word appears.
     (h) Section 6.01(g) is amended by deleting the figure “$25,000,000” and replacing it with “$75,000,000” in both places such figure appears.
     (i) Section 6.01(h) is amended by restating clause (B) thereof in full to read as follows:
     (B) any Plan shall have an unfunded liability, which means the excess, if any, of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding that Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year
     (j) Section 6.01(i) is amended by deleting the figure “$25,000,000” and replacing it with “$75,000,000”.
     (k) Section 8.02(a) is amended by deleting the word “Borrower” and replacing it with “Loan Party”.
     (l) Section 8.07(b) is amended by deleting the word “Borrower” and replacing it with “Loan Party” in both places such word appears.
     (m) Section 8.08(a) is amended by deleting the word “Borrower” and replacing it with “Loan Party” in each place such word appears.

SECTION 2.Conditions of Effectiveness. This Amendment shall become effective as of the time of the delivery of all evidence referenced in clause (f) below on the date (the “Amendment Effective Date”), which shall be on or before June 30, 2010, as of which the Administrative Agent shall confirm to the Company that it has received the following, each dated such day, in form and substance satisfactory to the Administrative Agent:
          (a) Executed Counterparts. Counterparts of this Amendment executed by the Company and the Lenders party to the Credit Agreement constituting the Required Lenders;
          (b) Subsidiary Guaranty. The Subsidiary Guaranty, in substantially the form of Exhibit A to this Amendment, duly executed and delivered by the Subsidiary Guarantor;
          (c) Authority and Approvals. Certified copies of the resolutions of the Board of Directors of the Subsidiary Guarantor (or equivalent documents) authorizing and approving the Subsidiary Guaranty and the transactions contemplated thereby and certified copies of all documents evidencing all necessary corporate action and all other necessary action (corporate, partnership or otherwise) and governmental approvals, if any, with respect to the Subsidiary Guaranty;
          (d) Secretary’s or Assistant Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of the Subsidiary Guarantor, dated the Amendment Effective Date, certifying the names and true signatures of the officers of the Subsidiary Guarantor authorized to execute and deliver the Subsidiary Guaranty;
          (e) Legal Opinions. An opinion of counsel to the Subsidiary Guarantor, dated the Amendment Effective Date;
          (f) Acquisition of The Black & Decker Corporation. Evidence satisfactory to the Administrative Agent that Blue Jay Acquisition Corp. shall have consummated the merger with The Black & Decker Corporation that is contemplated by that certain Agreement and Plan of Merger dated as of November 2, 2009 by and among the Company, Blue Jay Acquisition Corp., and The Black & Decker Corporation , together with evidence that the commitments under the Five-Year Credit Agreement dated as of December 7, 2007 among The Black & Decker Corporation, Black & Decker Luxembourg Finance S.C.A. and Black & Decker Luxembourg S.aR.L., as borrowers, certain lenders parties thereto and Citibank, N.A., as administrative agent for said lenders (the “B&D Facility”) have been or concurrently with the Effective Date are being terminated and all amounts payable under the B&D Facility have been paid; and
          (g) Fees and Expenses. Payment by the Company in full of the costs, expenses and fees as set forth in Section 8.04(a) of the Credit Agreement.
          SECTION 3. Representations and Warranties The Company represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries, that (a) the representations and warranties set forth in Article IV of the Credit Agreement and in each of the other Loan Documents that have been entered into by the Company or any of the

Designated Borrowers are true and correct in all material respects on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation and warranty shall be true and correct in all material respects as of such specific date) and as if each reference in said Article IV to “this Agreement” included reference to this Amendment; provided that (x) in Sections 4.01(f) and 4.01(h) of the Credit Agreement, the reference to the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 shall be deemed to be a reference to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, each of the Company’s reports on Form 8-K and 10-Q during the period from January 2, 2010 through and including the date of this Amendment and the Subsidiary Guarantor ‘s Annual Report on Form 10-K for the year ended December 31, 2009 and (y) in Section 4.01(g) of the Credit Agreement, the reference to December 29, 2007 shall be deemed to be a reference to January 2, 2010 and (b) no Default or Event of Default has occurred and is continuing.
          SECTION 4. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
          (b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
          SECTION 5. Costs and Expenses The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.
          SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.

          SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STANLEY BLACK & DECKER, INC. (formerly known as The Stanley Works)
By	/s/ Craig A. Douglas
	Name:	Craig A. Douglas
	Title:	VP & Treasurer

CITIBANK, N.A., as Agent and as Lender
By	/s/ Carolyn Kee
	Name:	Carolyn Kee
	Title:	Vice President

BANK OF AMERICA
By	/s/ Jeffrey J. McLaughlin
	Name:	Jeffrey J. McLaughlin
	Title:	SVP

J.P. MORGAN CHASE BANK, N.A.
By	/s/ Anthony W. White
	Name:	Anthony W. White
	Title:	Vice President

BARCLAYS BANK PLC
By	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

BNP PARIBAS
By	/s/ Curt Price
	Name:	Curt Price
	Title:	Managing Director

By	/s/ Fik Durmus
	Name:	Fik Durmus
	Title:	Director

WILLIAM STREET LLC
By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

UBS LOAN FINANCE LLC
By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

WELLS FARGO BANK, N.A.
By	/s/ Jordan Fragiacomo
	Name:	Jordan Fragiacomo
	Title:	Director

THE BANK OF NEW YORK MELLON
By	/s/ Donald G. Cassidy, Jr.
	Name:	Donald G. Cassidy, Jr.
	Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION
By	/s/ Manuel Burgueño
	Name:	Manuel Burgueño
	Title:	Vice President, Relationship Manager

MORGAN STANLEY BANK, N.A.
By	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory

ROYAL BANK OF CANADA
By	/s/ Dustin Craven
	Name:	Dustin Craven
	Title:	Authorized Signatory

THE NORTHERN TRUST COMPANY
By	/s/ Peter J. Hallan
	Name:	Peter J. Hallan
	Title:	Vice President

Exhibit A
SUBSIDIARY GUARANTY
          SUBSIDIARY GUARANTY dated as of March                     , 2010 made by The Black & Decker Corporation, a Maryland corporation (the “Guarantor”), in favor of the Administrative Agent and the Lenders (as defined in the Credit Agreement referred to below).
          PRELIMINARY STATEMENT. Stanley Black & Decker, Inc. (formerly known as The Stanley Works), a Connecticut corporation (the “Company”), and the parent company of the Guarantor, is party to an Amended and Restated Credit Agreement dated as of February 27, 2008, and Amendment No. 1 thereto dated as of February 17, 2009 (such Credit Agreement, as so amended, and as may be further amended, supplemented or otherwise modified form time to time, the “Credit Agreement”; capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement). The Guarantor may receive, directly or indirectly, a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the effectiveness of Amendment No. 2 to the Credit Agreement dated as of the date hereof (the “Amendment”) and the continued making of Advances by the Lenders under the Credit Agreement from time to time that the Guarantor shall have executed and delivered this Guaranty.
          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amendment and to make Advances under the Credit Agreement from time to time, the Guarantor hereby agrees as follows:
          SECTION 8. Guaranty; Limitation of Liability . i) To induce the other parties to enter into the Amendment and for other valuable consideration, receipt of which is hereby acknowledged, the Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to and the Notes of each other Loan Party and all other amounts whatsoever now or hereafter payable or becoming payable by each other Loan Party under the Credit Agreement and each other Loan Document, in each case strictly in accordance with the terms thereof (collectively, the “Guaranteed Obligations”). The Guarantor hereby further agrees that if any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 1 is a continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection and shall apply to all Guaranteed Obligations whenever arising.
          (a) The Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this

Guaranty and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guaranty and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          SECTION 9. Acknowledgments, Waivers and Consents. The Guarantor agrees that its obligations under this Guaranty shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guaranty herein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Guarantor agrees that:
     (a) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Guaranty in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Guaranty:
     (i) any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;
     (ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guaranty of all or any part of the Guaranteed Obligations;
     (iii) any application of the proceeds of any other guaranty (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;
     (iv) any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;
     (v) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guaranty of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;
     (vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of,

any other Loan Party or any other Person or any disposition of any shares of any Loan Party;
     (vii) any proceeding against any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty;
     (viii) the entering into such other transactions or business dealings with any other Loan Party, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or
     (ix) all or any combination of any of the actions set forth in this Section 2(a).
     (b) The enforceability and effectiveness of this Guaranty and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:
     (i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;
     (ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any other guarantor of all or any part of the Guaranteed Obligations;
     (iii) the illegality, invalidity or unenforceability of any security for or other guaranty (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;
     (iv) the cessation, for any cause whatsoever, of the liability of any other Loan Party or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 3, by reason of the full payment of all Guaranteed Obligations);
     (v) any failure of the Administrative Agent or any Lender to marshal assets in favor of any other Loan Party or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against such other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that such other Loan Party may be in default of its obligations under any Loan Document;
     (vi) any counterclaim, set-off or other claim which any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which the Guarantor may have with respect to all or any part of any obligations owed to the Guarantor by the Administrative Agent or any Lender (other than, without prejudice to Section 3, any counterclaim or other claim that the amount of the Guaranteed Obligation which is being claimed has been finally paid in full);
     (vii) any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;
     (viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;
     (ix) any action taken by the Administrative Agent or any Lender that is authorized under this Guaranty or by any other provision of any Loan Document or any omission to take any such action;
     (x) any law, regulation, decree or order of any jurisdiction or Governmental Authority or any event affecting any term of the Guaranteed Obligations; or
     (xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     (c) To the fullest extent permitted by law, the Guarantor expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any other Loan Party under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.
          SECTION 10. Reinstatement. The obligations of the Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Loan Party in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.
          SECTION 11. Subrogation. The Guarantor hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guaranty in Section 1, whether by subrogation, reimbursement, contribution or otherwise, against any other Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
          SECTION 12. Remedies. The Guarantor agrees that, as between the Guarantor and the Administrative Agent and the Lenders, the obligations of any other Loan Party under the Credit Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such other Loan Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Loan Party) shall forthwith become due and payable by the Guarantor for purposes of Section 1.
          SECTION 13. Payments. Each payment by the Guarantor under this Guaranty shall be made in accordance with Section 2.09 of the Credit Agreement in the Currency in which the Guaranteed Obligations are denominated, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.
          SECTION 14. Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:
          (a) Corporate Existence. The Guarantor is a corporation duly organized and validly existing under the laws of the State of Maryland.
          (b) Corporate Authorization, Etc. The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the charter or bylaws of the Guarantor or (ii) any law or contractual restriction binding on or affecting the Guarantor or any of its Subsidiaries.
          (c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.
          (d) Enforceability. This Guaranty is the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

          (e) No Litigation. There is no pending or (to the best of the Guarantor’s knowledge) threatened action or proceeding against the Guarantor or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which purports to affect the legality, validity or enforceability of this Guaranty.
          (f) Investment Company. The Guarantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (g) Disclosure. The information furnished in writing by or on behalf of the Guarantor to the Lenders in connection with the negotiation, execution and delivery of this Guaranty does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
          (h) No Defaults. The Guarantor is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.
          SECTION 15. Notices, Etc. All notices, demands, requests, consents and other communications provided for in this Guaranty shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as set forth in Section 8.02 of the Credit Agreement. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.
          SECTION 16. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Guarantor and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the written consent of all the Lenders shall be required for any release or modification of the Guarantor’s guarantee under Section 1.
          SECTION 17. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty, although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have..

          SECTION 18. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement. The Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 19. Execution in Counterparts. This Guaranty may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.
          SECTION 20. Jurisdiction; Governing Law; Waiver of Jury Trial, Etc. ii) Submission to Jurisdiction. The Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Guaranty.
          (a) Waiver of Venue. The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.
          (b) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

THE BLACK & DECKER CORPORATION
By
Name:
Title: